IMAX CORPORATION

EXHIBIT 10.9

SERVICES AGREEMENT

SERVICES AGREEMENT dated and effective as of December 11, 2008 (the “Agreement”) between IMAX CORPORATION (“IMAX,” the “Company”) and BRADLEY J. WECHSLER (the “Chairman”).

WHEREAS, Chairman, the Company and IMAX’s Board of Directors (the “Board”) have all agreed to the termination of Chairman’s employment as Co-Chief Executive Officer of the Company and of his July 1, 1998 employment agreement, as amended (the “Employment Agreement”), effective as of April 1, 2009 (the “Effective Date”);

WHEREAS, the Board has approved terms under which Chairman shall serve as Chairman of the Board of the Company for the Term (as defined below) effective as of the Effective Date; and

WHEREAS, the Company wishes to enter into this Agreement to engage Chairman to provide services to the Company and Chairman wishes to be so engaged, pursuant to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.	Term. The term of the Agreement shall begin on the Effective Date and run through the earlier of (i) such date that Chairman is not re-elected to the Board, and (ii) April 1, 2011 (the “Term”); provided, however, that the Board agrees to use its best efforts to cause Chairman to be re-elected to the Board in 2010 unless Chairman has engaged in activity that would have constituted dismissal for Cause as that term is defined in the Employment Agreement.

2.	Services. Chairman shall serve as Chairman of the Board of the Company throughout the Term. In such capacity, Chairman shall serve as the primary liaison on the Board’s behalf with management, and be responsible for the following items, including but not limited to: (a) leading the Board and working with the senior corporate team to create transparency for the Board, particularly with regard to key operational and financial metrics, strategies and controls; (b) providing input to the CEO in determining company-wide strategic objectives to be presented and discussed with the full Board; and (c) receiving regularly scheduled updates from the CEO, COO and CFO as needed. Certain of Chairman’s specific responsibilities are outlined in Schedule “A” attached hereto. It is the intention of the parties that the services (the “Services”) provided to the Company under this Agreement shall initially require no more than between 20% - 40% of the full working time of Chairman. Subsequently during the Term, if it becomes clear that less than 20% of the full working time of Chairman is required for the Services, the parties agree to negotiate in good faith to revise the Fee (as defined below).

3.

Compensation and Benefits. During the Term, Chairman shall receive a cash stipend of $200,000 for each year served as Chairman of the Board, payable in equal parts fifteen (15) days after the end of each calendar quarter (the “Fee”). The Company shall also reimburse Chairman for all reasonable out-of-pocket expenses in the performance of his obligations under this Agreement for which documentation reasonably satisfactory to IMAX is provided, including expenses relating to Chairman’s travel and performance of duties outside of his office in New York. The Company shall additionally provide Chairman with reimbursement of all reasonable automobile expenses, office space in the Company’s New York office and an assistant throughout the Term.

4.	Retirement Benefits. Chairman shall receive retirement benefits, including health benefits, as provided under that July 2000 Supplemental Executive Retirement Plan, as amended (the “SERP”) and/or the corresponding July 2000 employment agreement between Chairman and the Company. It is the intention of the parties that the termination of Chairman’s employment as co-Chief Executive Officer, and of the Employment Agreement, shall constitute a “Separation of Service” as defined in Section 4.09A(a)(2)(B) of the Internal Revenue Code of 1986, as amended.

5.	Existing Stock Options and Other Awards. Throughout the Term, all stock options and stock appreciation rights (SARs) granted to Chairman during his employment with IMAX shall continue to vest in accordance with their original vesting schedules and all such stock options and SARs shall remain exercisable for the entirety of their original terms. All of the other material terms of such stock options and SARs shall remain subject to the provisions of the Employment Agreement and IMAX’s Stock Option Plan (the “SOP”); provided, however, that where there is a conflict between the Employment Agreement and the SOP, the terms of the Employment Agreement shall preside. In addition, the Special Bonus (as defined in Section 1(g) of the employment agreement between Chairman and the Company dated March 1, 1994 shall survive the termination of the Employment Agreement.

6.	General. The entering into this agreement shall not prejudice any rights or waive any obligations under any provision of the Employment Agreement intended to survive its expiration.

DATED as of December 11, 2008.

AGREED AND ACCEPTED:

/s/ Bradley J. Wechsler
Bradley J. Wechsler

IMAX CORPORATION

Per:	/s/ Garth M. Girvan
Name:	Garth M. Girvan
Title:	Director

Schedule “A”

Board

•	Serve as the primary liaison on the Board’s behalf with management

•	Work with the CEO to set Board agendas

•	Facilitate discussion and manage process of getting approval of material variations from the Board-approved budget

•	Design the form and substance of Board reports, setting out key operational and financial metrics (quarterly and monthly)

Strategy

•	Provide input to the CEO in determining company-wide strategic objectives, to be presented and discussed with the full Board

•	Assist IMAX in developing capital market strategies

•	Bring expertise to bear in key strategic initiatives; provide feedback on significant corporate transactions which might have strategic implications

•	Maintain strategic third-party relationships on behalf of the Company

•	Serve an “Ambassadorial” role on behalf of the Company at conferences, trade shows and openings

•	Represent the Board at one or more management retreats per year

Finance

•	Advise the CEO in determining major allocations of capital

•	Receive regularly scheduled updates from CEO, COO, and CFO as needed

•	Receive updates on SEC/ OSC/ litigation matters from Company and from outside counsel; review and comment on briefs and SEC submissions

•	Review quarterly reforecasts with COO and CFO

•	Participate in quarterly Research & Development meeting